Exhibit 99.1

Jerash Holdings Reports Financial Results for Fiscal Year 2023 First Quarter

FAIRFIELD, N.J., August 11, 2022 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal year 2023 first quarter, ended June 30, 2022.

First Quarter Fiscal Year 2023 Highlights

●	Revenue of $33.4 million, up 11.9 percent from the same quarter last year

●	Gross profit of $6.6 million, up 17.6 percent from the same quarter last year

●	Gross margin of 19.8 percent, up 100 basis points, from the same quarter last year

●	Net income of $1.7 million, or $0.14 per share, versus $1.9 million, or $0.17 per share, from the same quarter last year

Fiscal Year 2023 Outlook

●	Revenue for fiscal year 2023 second quarter: $41 million to $43 million vs. $45.7 million in fiscal year 2022 second quarter

●	Gross margin goal for fiscal year 2023: 16 percent to 18 percent

“Revenue was the highest for any first quarter in Jerash’s history, reflecting our reputation as a top-quality garment manufacturer in Jordan and our competitive advantage to attract new global brand customers,” said Sam Choi, Jerash’s chairman and chief executive officer. “Despite the challenging external retail and general economic environment, we continue to focus on diversifying and expanding our customer base.

“Proceeding into the new fiscal year, retailers are facing headwinds, including inflationary pressures and higher inventory levels. Nevertheless, our factories remain busy, with incoming orders through the end of this calendar year, albeit with a mix shift toward products that command lower average selling prices, along with purchase orders that are generally smaller,” Choi added.

Gilbert Lee, chief financial officer of Jerash, added, “With the current order flow from existing customers and initial orders from new customers being smaller in nature and taking time to ramp up, we are taking a conservative approach to forecasting revenue growth and margins, particularly in comparison with fiscal year 2022, which saw record high demand in post-COVID re-openings.

“We continue to focus on enhancing our ESG efforts in everything we do, including the construction of a high-quality, energy-efficient, contemporary living space, which is expected to be completed this fall. We plan to move approximately 1,500 of our multi-national workers to this new dormitory at the end of 2022, which, in turn, will save our company about $500,000 in rental expenses next year,” Lee added.

Fiscal Year 2023 First Quarter Results

Revenue for the fiscal year 2023 first quarter rose by 11.9 percent to $33.4 million, from $29.9 million in the same period last year.

Gross profit for the fiscal year 2023 first quarter increased 17.6 percent to $6.6 million, from $5.6 million in the same period last year.

Gross margin expanded 100 basis points to 19.8 percent in the fiscal year 2023 first quarter, from 18.8 percent in the same period last year, reflecting lower average cost basis from larger production scale, after the integration of the latest acquisition of MK Garments in October 2021, and to a lesser extent, margin improvement for products sold to local customers.

Operating expenses totaled $4.4 million in the fiscal year 2023 first quarter, versus $3.3 million in the same period last year. The increase was primarily due to a higher headcount from the acquisition of MK Garments, an increase of approximately $294,000 in stock-based compensation, and expenses related to the recruitment of new migrant workers and associated travel.

Operating income totaled $2.2 million in the fiscal year 2023 first quarter, versus $2.3 million in the same period last year. Income tax expenses for fiscal first quarter were $560,000, compared with $418,000 in the same period last year.

Net income was $1.7 million in the fiscal year 2023 first quarter, or $0.14 per share, versus $1.9 million, or $0.17 per share, in the same period last year. Comprehensive income attributable to Jerash Holdings (US), Inc.’s common stockholders totaled $1.6 million in the fiscal year 2023 first quarter, versus approximately $2.0 million in the same period last year.

Balance Sheet, Cash Flow and Dividends

Cash totaled $21.5 million, and net working capital was $55.6 million at June 30, 2022.

On August 5, 2022, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on August 24, 2022 to stockholders of record as of August 17, 2022.

Share Repurchase Program

On June 13, 2022, the Company authorized a $3.0 million share repurchase program. The share repurchase program will be in effect through March 31, 2023. As of June 30, 2022, no share had been repurchased.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal year 2023 first quarter results today, August 11, 2022, at 9:00 a.m. Eastern Time.

Phone:  877-545-0523 (domestic); 973-528-0016 (international)

Conference ID: 839418

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle and Skechers. Jerash’s existing production facilities comprise six factories and four warehouses, and Jerash currently employs approximately 5,800 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended June 30,
	2022	2021

Revenue, net	$33,436,561	$29,888,692
Cost of goods sold	26,814,194	24,257,750
Gross Profit	6,622,367	5,630,942

Selling, general and administrative expenses	4,106,540	3,314,214
Stock-based compensation expenses	294,822	517
Total Operating Expenses	4,401,362	3,314,731

Income from Operations	2,221,005	2,316,211

Other Income:
Other income, net	60,242	36,281
Total other income, net	60,242	36,281

Net income before provision for income taxes	2,281,247	2,352,492

Income tax expense	559,865	417,809

Net Income	1,721,382	1,934,683

Other Comprehensive Income:
Foreign currency translation (loss) gain	(117,660)	79,988
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,603,722	$2,014,671

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.14	$0.17

Weighted Average Number of Shares
Basic	12,336,516	11,333,934
Diluted	12,502,378	11,354,680

Dividend per share	$0.05	$0.05

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	March 31, 2022
	(Unaudited)

ASSETS
Current Assets:
Cash	$21,497,319	$25,176,120
Accounts receivable, net	11,079,713	11,049,069
Tax recoverable	7,434	374,377
Inventories	28,972,649	28,255,179
Prepaid expenses and other current assets	2,863,884	3,233,592
Investment deposits	1,767,407	500,000
Advance to suppliers, net	3,451,102	1,284,601
Total Current Assets	69,639,508	69,872,938

Restricted cash - non-current	1,328,033	1,407,368
Long-term deposits	328,792	419,597
Deferred tax assets, net	352,590	352,590
Property, plant and equipment, net	12,506,257	10,933,147
Goodwill	499,282	499,282
Right of use assets	1,643,999	1,826,062
Total Assets	$86,298,461	$85,310,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Credit facilities	$1,130,046	$-
Accounts payable	4,190,669	4,840,225
Accrued expenses	3,255,832	3,115,953
Income tax payable - current	2,880,399	2,861,272
Other payables	1,658,381	2,278,816
Deferred revenue	137,982	-
Amount due to a related party	-	300,166
Operating lease liabilities - current	750,004	739,101
Total Current Liabilities	14,003,313	14,135,533

Operating lease liabilities - non-current	707,182	869,313
Income tax payable - non-current	1,001,880	1,001,880
Total Liabilities	15,712,375	16,006,726

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 and 12,334,318 shares issued and outstanding respectively	12,534	12,334
Additional paid-in capital	22,811,968	22,517,346
Statutory reserve	379,323	379,323
Retained earnings	47,372,776	46,268,110
Accumulated other comprehensive gain	9,485	127,145
Total Jerash Holdings (US), Inc.’s Stockholders’ Equity	70,586,086	69,304,258

Total Liabilities and Stockholders’ Equity	$86,298,461	$85,310,984

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,721,382	$1,934,683
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	630,999	404,526
Stock-based compensation expenses	294,822	517
Amortization of operating lease right-of-use assets	238,758	172,891
Changes in operating assets:
Accounts receivable	(30,644)	(7,548,486)
Inventories	(717,470)	(6,264,474)
Prepaid expenses and other current assets	369,709	(126,087)
Advance to suppliers	(2,166,500)	2,925,259
Changes in operating liabilities:
Accounts payable	(649,556)	(2,464,174)
Accrued expenses	139,879	359,870
Other payables	(620,436)	(422,310)
Deferred revenue	137,982	-
Operating lease liabilities	(207,923)	(121,352)
Income tax payable, net of recovery	386,262	(307,997)
Net cash used in operating activities	(472,736)	(11,457,134)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(151,263)	(626,680)
Payments for construction of properties	(1,810,075)	-
Acquisition deposit	(1,267,407)	(1,082,905)
Payment for long-term deposits	(151,967)	(62,930)
Net cash used in investing activities	(3,380,712)	(1,772,515)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(616,716)	(566,649)
Repayment from short-term loan	-	(612,703)
Repayment to a related party	(300,166)	-
Proceeds from short-term loan	1,130,046	-
Net cash provided by (used in) financing activities	213,164	(1,179,352)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(117,852)	80,005

NET DECREASE IN CASH	(3,758,136)	(14,328,996)

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	26,583,488	22,860,463

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$22,825,352	$8,531,467

CASH, AND RESTRICTED CASH, END OF THE PERIOD	22,825,352	8,531,467
LESS: NON-CURRENT RESTRICTED CASH	1,328,033	876,211
CASH, END OF THE PERIOD	$21,497,319	$7,655,256

Supplemental disclosure information:
Cash paid for interest	$87,842	$28,639
Income tax paid	$531,493	$724,443

Non-cash financing activities
Equipment obtained by utilizing long-term deposit	$244,667	$128,690
Right of use assets obtained in exchange for operating lease obligations	$68,932	$353,611